UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                         THRESHOLD PHARMACEUTICALS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                   885807 10 7
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

          |_| Rule 13d-1(b)

          |X| Rule 13d-1(c)

          |_| Rule 13d-1(d)


---------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 885807 10 7               13G                       Page 2 of 12 Pages


--------- ----------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Investments II, L.P.    22-3764772

--------- ----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) |_|
                                                                   (b) |X|

--------- ----------------------------------------------------------------------
3.   SEC USE ONLY

--------- ----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------- ----------------------------------------------------------------------
                          5. SOLE VOTING POWER NUMBER OF

      NUMBER OF              -0-
                          -------- ---------------------------------------------
       SHARES             6. SHARED VOTING POWER

    BENEFICIALLY             3,248,605
                          -------- ---------------------------------------------
     OWNED BY             7. SOLE DISPOSITIVE POWER

       EACH                  -0-
                          -------- ---------------------------------------------
     REPORTING            8. SHARED DISPOSITIVE POWER

    PERSON WITH              3,248,605

---------- ---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,248,605
--------- ----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES**                                                  |_|

--------- ----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.7%
--------- ----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON**

     PN
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                      ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 885807 10 7               13G                       Page 3 of 12 Pages


--------- ----------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Investments II Advisors Fund, L.P.    22-3784567

--------- ----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) |_|
                                                                   (b) |X|

--------- ----------------------------------------------------------------------
3.   SEC USE ONLY

--------- ----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------- ----------------------------------------------------------------------
                          5. SOLE VOTING POWER NUMBER OF

      NUMBER OF              -0-
                          -------- ---------------------------------------------
       SHARES             6. SHARED VOTING POWER

    BENEFICIALLY             136,417
                          -------- ---------------------------------------------
     OWNED BY             7. SOLE DISPOSITIVE POWER

       EACH                  -0-
                          -------- ---------------------------------------------
     REPORTING            8. SHARED DISPOSITIVE POWER

    PERSON WITH              136,417

---------- ---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     136,417
--------- ----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES**                                                  |_|

--------- ----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.4%
--------- ----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON**

     PN
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                      ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 885807 10 7               13G                       Page 4 of 12 Pages


--------- ----------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ProQuest Associates II LLC         22-3764735

--------- ----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) |_|
                                                                   (b) |X|

--------- ----------------------------------------------------------------------
3.   SEC USE ONLY

--------- ----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------- ----------------------------------------------------------------------
                          5. SOLE VOTING POWER NUMBER OF

      NUMBER OF              -0-
                          -------- ---------------------------------------------
       SHARES             6. SHARED VOTING POWER

    BENEFICIALLY             3,385,022
                          -------- ---------------------------------------------
     OWNED BY             7. SOLE DISPOSITIVE POWER

       EACH                  -0-
                          -------- ---------------------------------------------
     REPORTING            8. SHARED DISPOSITIVE POWER

    PERSON WITH              3,385,022

---------- ---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,385,022
--------- ----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES**                                                  |_|

--------- ----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.1%
--------- ----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON**

     OO
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                      ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 885807 10 7               13G                       Page 5 of 12 Pages


--------- ----------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Jay Moorin

--------- ----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) |_|
                                                                   (b) |X|

--------- ----------------------------------------------------------------------
3.   SEC USE ONLY

--------- ----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------- ----------------------------------------------------------------------
                          5. SOLE VOTING POWER NUMBER OF

      NUMBER OF              -0-
                          -------- ---------------------------------------------
       SHARES             6. SHARED VOTING POWER

    BENEFICIALLY             3,385,022
                          -------- ---------------------------------------------
     OWNED BY             7. SOLE DISPOSITIVE POWER

       EACH                  -0-
                          -------- ---------------------------------------------
     REPORTING            8. SHARED DISPOSITIVE POWER

    PERSON WITH              3,385,022

---------- ---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,385,022
--------- ----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES**                                                  |_|

--------- ----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.1%
--------- ----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON**

     IN
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                      ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 885807 10 7               13G                       Page 6 of 12 Pages


--------- ----------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Alain Schreiber

--------- ----------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**            (a) |_|
                                                                   (b) |X|

--------- ----------------------------------------------------------------------
3.   SEC USE ONLY

--------- ----------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------- ----------------------------------------------------------------------
                          5. SOLE VOTING POWER NUMBER OF

      NUMBER OF              -0-
                          -------- ---------------------------------------------
       SHARES             6. SHARED VOTING POWER

    BENEFICIALLY             3,385,022
                          -------- ---------------------------------------------
     OWNED BY             7. SOLE DISPOSITIVE POWER

       EACH                  -0-
                          -------- ---------------------------------------------
     REPORTING            8. SHARED DISPOSITIVE POWER

    PERSON WITH              3,385,022

---------- ---------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,385,022
--------- ----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES**                                                  |_|

--------- ----------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.1%
--------- ----------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON**

     IN
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
                      ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 885807 10 7               13G                       Page 7 of 12 Pages


ITEM 1(A).   NAME OF ISSUER.

     Threshold Pharmaceuticals, Inc. (the "Company").

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The Company's principal executive offices are located at 1300 Seaport Boulevard, Redwood City, CA 94063.

ITEMS 2(A).  NAME OF PERSON FILING.

     This statement is filed on behalf of the following persons with respect to shares of common stock of the Company (the "Shares").

     (i)  ProQuest   Investments  II,  L.P.,  a  Delaware  limited   partnership
("Investments II"), with respect to Shares beneficially owned by it;

     (ii) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

     (iii) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

     (iv) Jay Moorin, an individual and a member of Associates II ("Moorin"), with respect to Shares beneficially owned by Investments II and Advisors Fund; and

     (v)  Alain  Schreiber,   an  individual  and  a  member  of  Associates  II
("Schreiber"), with respect to Shares beneficially owned by Investments II and Advisors Fund.

     The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.

ITEM 2(C).        CITIZENSHIP.

     Mr. Moorin is a United States citizen. Mr. Schreiber is a United States resident alien. Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates II is a Delaware limited liability company organized under the laws of the State of Delaware.

CUSIP No. 885807 10 7               13G                       Page 8 of 12 Pages


ITEM 2(D).   TITLE OF CLASS OF SECURITIES.

     Common stock, par value $0.001 per share.

ITEM 2(E).   CUSIP NUMBER.

     885807 10 7

ITEM 3.

     If this statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under Section 15 of the Act,

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

     (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e)  |_| Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

     (f)  |_| Employee  Benefit Plan or Endowment Fund in accordance  with 13d-1
              (b)(1)(ii)(F),

     (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:       |X|

ITEM 4.      OWNERSHIP.

     The percentages used herein are calculated based upon 18,741,488 shares issued and outstanding, as of November 10, 2005, based upon the Company's Form 10-Q for the quarterly period ending September 30, 2005. As of the close of business on August 5, 2005, the Reporting Persons owned shares of the Company's common stock in the amounts and percentages listed below:

     A.   PROQUEST INVESTMENTS II, L.P.

CUSIP No. 885807 10 7               13G                       Page 9 of 12 Pages


     (a)  Amount beneficially owned: 3,248,605

     (b)  Percent of class: 8.7%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 3,248,605

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 3,248,605

     B.   PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

     (a)  Amount beneficially owned: 136,417

     (b)  Percent of class: 0.4%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 136,417

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 136,417

     C.   PROQUEST ASSOCIATES II LLC

     (a)  Amount beneficially owned: 3,385,022

     (b)  Percent of class: 9.1%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 3,385,022

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 3,385,022

     D.   JAY MOORIN

     (a)  Amount beneficially owned: 3,385,022

     (b)  Percent of class: 9.1%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 3,385,022

CUSIP No. 885807 10 7               13G                      Page 10 of 12 Pages


          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 3,385,022

     E.   ALAIN SCHREIBER

     (a)  Amount beneficially owned: 3,385,022

     (b)  Percent of class: 9.1%

     (c)  (i) Sole power to vote or direct the vote: -0-

          (ii) Shared power to vote or direct the vote: 3,385,022

          (iii) Sole power to dispose or direct the disposition: -0-

          (iv) Shared power to dispose or direct the disposition: 3,385,022

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.     CERTIFICATIONS.

     Each of the Reporting Persons hereby makes the following certification:

CUSIP No. 885807 10 7               13G                      Page 11 of 12 Pages

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 885807 10 7               13G                      Page 12 of 12 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2006

                                  /S/ PASQUALE DEANGELIS
                                  ---------------------------------------------
                                  Pasquale DeAngelis, as a member of ProQuest
                                  Associates II LLC and on  behalf  of  ProQuest
                                  Investments   II,  L.P.  and  ProQuest
                                  Investments II Advisors Fund, L.P.


                                                        *
                                  ----------------------------------------------
                                  Jay Moorin, individually


                                                        *
                                  ----------------------------------------------
                                  Alain Schreiber, individually


*By: /S/ PASQUALE DEANGELIS
     --------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of Attorney filed as an exhibit hereto

                                  Index Exhibit

                                  SCHEDULE 13G

EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------
99.1              Joint Filing Agreement
99.2              Power of Attorney